Exhibit 99.1

News Release

Contact:    Sandi Noah                Paul DeSantis
Communications            Chet Fox
(216) 682-7011            Investor Relations
sandi.noah@omnova.com        (216) 682-7003

OMNOVA Solutions Continues Year-Over-Year Earnings Growth
In 2016 Third Quarter, Led by Increased Volumes of Over 6% in Performance Chemicals' Specialty Businesses

BEACHWOOD, OHIO, September 22, 2016 -

Third Quarter 2016 Highlights

•
Earnings per diluted share (EPS) in the third quarter of 2016 grew to $0.10, exceeding the $0.01 EPS in the third quarter of 2015. Adjusted Earnings Per Diluted Share in the third quarter expanded to $0.14, compared to $0.13 last year, marking the sixth consecutive quarter of year-over-year improvement. Both EPS and Adjusted EPS for the third quarter of 2016 were negatively impacted by approximately $0.03, due to country-wide labor strikes in France earlier in the quarter.

•	Segment operating profit margins were 10.8%, compared to 6.0% in the third quarter of 2015. Adjusted Segment Operating Profit margins grew to 11.0% versus 10.1% last year. (See Tables A and B.)

•
Strong earnings and cash flow led to the continued reduction in net leverage as net debt to trailing twelve month Adjusted EBITDA improved to 3.5x, compared to 3.8x at the end of last year’s third quarter. (See Tables E and F.)

•	During the quarter, the Company successfully completed a refinancing, which will lower costs, increase flexibility and extend maturities through 2023.

•
After three quarters, the Company remains on track to deliver significant growth in Adjusted Diluted Earnings Per Share for fiscal year 2016, driven by cost reductions, margin expansion, improved mix and accelerated growth in key specialty businesses.

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OMNOVA Solutions Inc. (NYSE: OMN) today announced that earnings increased to $0.10 per diluted share for the third quarter ended August 31, 2016. The Company reported $0.01 per diluted share in the prior year period. On an adjusted basis, earnings per share were $0.14 for the third quarter of 2016, compared with $0.13 in the 2015 third quarter. As anticipated, both EPS and Adjusted EPS for the quarter were negatively impacted, by approximately $0.03, due to country-wide labor strikes unrelated to the Company, which caused industrial shutdowns in France.
“Consistent with our strategic priorities, OMNOVA continued to make progress in expanding margins overall and growing volumes in several of its specialty businesses as a result of the commercial initiatives we launched in 2015,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “These initiatives have set the table for continued growth in specialties, while significant operating and other cost reductions have improved overall segment operating profit margins and enhanced our competitive position.
“Volume increases in key Performance Chemicals specialty product lines such as construction materials, oil & gas, and elastomeric modifiers led the way. Our oil & gas additives business grew at above-market levels due to geographical expansion, highlighted by new opportunities in the Middle East. Among the recently introduced products that continued to gain traction during the quarter were innovations that cut across our growing platform of specialty coating resins. These products offer advantages such as best-in-class water and corrosion resistance for direct-to-metal paints; time-saving, single component systems for garage floor coatings; an advanced surface guard for polished concrete; and superior water resistance in waterproofing membrane coatings,” noted McMullen.
“At the same time, performance in our Engineered Surfaces segment during the quarter was less robust than we expected due to timing in the start-up of customer flooring plants and customer delays in new retail refurbishment projects. This prevented us from fully offsetting declines in the Chinese automotive market. We are encouraged, however, by our pipeline of new sales opportunities in Laminates and Performance Films, which is up significantly versus last year. The pipeline includes specification wins with a large global automotive manufacturer as well as a major global retailer and food service chain,” McMullen said.
“OMNOVA delivered another strong quarter of cash generation, driving a $16 million year-over-year reduction in net debt,” he said. “During the quarter, the Company also completed a refinancing of its long-term debt, which lowers our interest expense by approximately $2 million per year and increases OMNOVA’s flexibility to pursue strategic priorities, while at the same time extending our maturities to 2023.
“Overall, we are encouraged by the sixth consecutive quarter of year-over-year improvement in Adjusted Earnings Per Diluted Share, the steady growth in key specialty businesses, and the fifth consecutive quarter of increased year-over-year profitability by our Performance Materials product lines.

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While we believe this performance is clearly indicative of sustained momentum in executing our strategy, we continue to take action to consistently grow our specialty businesses and enhance shareholder returns,” McMullen said.

Consolidated Results for the Third Quarter of Fiscal 2016
Net sales for the third quarter decreased $15.3 million, or 7.3%, to $195.6 million, compared with $210.9 million for the comparable quarter last year. The largest contributor to the sales decline was $6.4 million, or 3.0%, from the divestiture of the non-strategic, break-even operation in India in February 2016. Excluding this divestiture, sales would have been down $8.9 million, or 4.3%. Volume declined $4.6 million, or 2.2%, primarily related to Latin American nonwovens, coated fabrics for the Chinese automotive market and unfavorable conditions in the paper and carpet markets, partially offset by improved volumes in North American specialty coatings, oil & gas additives, construction chemicals and elastomeric modifiers. Pricing accounted for $2.7 million, or 1.3% of the decline, driven by index pricing tied to lower costs for certain raw materials. There were unfavorable currency translation effects of $1.6 million, or 0.8%, primarily from the Thai baht.
Gross profit in the third quarter of 2016 was up 220 basis points to $52.1 million, or 26.6% of net sales, compared to $51.5 million, or 24.4% of net sales, last year. Driving this increase were cost reduction initiatives, lower raw material costs, mix improvement from favorable volume in higher-margin businesses, and pricing actions, partially offset by the decline in volumes.
SG&A in the third quarter improved to $29.3 million, from $29.9 million last year, primarily reflecting the impact from the cost reduction initiatives, partially offset by higher accruals for incentive and variable deferred compensation expense driven by improved Company performance.
Interest expense was $5.9 million, a year-over-year improvement of $0.9 million, reflecting lower average debt levels.
Other expense (income), net, was expense of $1.0 million, compared to expense of $1.2 million in the third quarter of last year. Included in the 2016 and 2015 results were expenses of $0.6 million and $1.6 million, respectively, related to the Company’s operational and key process improvement initiatives.
Income tax was an expense of $1.9 million in the third quarter of 2016, compared to a benefit of $0.5 million in the third quarter of 2015. The tax expense in the third quarter of 2016 was due primarily to the increased income in the period. Cash tax payments in the 2016 third quarter amounted to $1.4 million, compared to $0.8 million in the third quarter of 2015. Cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has approximately $107.7 million of U.S. federal net operating loss carryforwards and $112.4 million of state and local tax net operating loss carryforwards.

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Net income for the quarter was $4.7 million, compared to $0.4 million in the prior year period. Adjusted Net Income was $6.4 million, up 8.5% from $5.9 million in the third quarter of 2015, despite the approximately $1.2 million after-tax impact from the country-wide labor strikes in France.
Cash provided by operations in the third quarter of 2016 was $21.6 million, compared to $27.3 million last year. The decrease of $5.7 million year-over-year was primarily due to an increase in the Company’s pension plan contribution and lower working capital realization. The Company remains on track to meet its overall goals for working capital days. Working capital improved by 7 days at quarter-end to 59 days, compared with 66 days at the end of the 2015 third quarter. Net leverage improved to 3.5x at the end of the third quarter of 2016 from 3.8x at the end of the third quarter of 2015. (See Tables E and F).

Performance Chemicals Segment Results
Net sales for the Performance Chemicals segment during the third quarter of 2016 decreased $10.1 million, or 6.6%, to $143.5 million, compared with $153.6 million in last year’s third quarter. The largest contributor to the sales decline was $6.4 million, or 4.2%, from the divestiture of the Company’s operation in India in the first quarter of 2016.
Specialty Chemicals product line sales increased 2.0%, to $72.0 million, from $70.6 million last year. The improvement was driven by volume increases of $4.4 million, or 6.2%. Partially offsetting the increase was $0.7 million, or 1.0%, in reduced sales from the divestiture of the Company's Indian operation, and $1.7 million, or 2.4%, of reductions in pricing from lower raw material costs. Foreign currency translation had a negative impact of $0.6 million, or 0.8%. Growth in Specialty Chemicals came primarily from oil & gas additives, construction materials and elastomeric modifiers.
Performance Materials product line sales decreased $11.5 million, or 13.9%, to $71.5 million, compared with $83.0 million last year. The primary driver of the decrease was the divestiture of the Company’s Indian operation, which resulted in $5.7 million, or 6.9%, in reduced sales versus the third quarter of last year. Lower volume accounted for $5.3 million, or 6.4%, of the decrease as declines in paper and carpet markets were partially offset by increased volume in tire cord adhesives and antioxidants. Pricing declined $0.2 million, or 0.2%, year-over-year. Foreign currency translation had a negative impact of $0.3 million, or 0.4%. Performance Materials made a strong contribution to profit, marking the fifth consecutive quarter of year-over-year improvement.
Segment operating profit for the quarter rose to $17.3 million from $7.5 million last year. Adjusted Segment Operating Profit rose 15.9%, to $17.5 million, compared to $15.1 million in last year’s third quarter. (See Tables A and B.) This was Performance Chemicals' sixth consecutive quarter of year-over-year improvement in Adjusted Segment Operating Profit, driven by volume growth in the high margin specialty businesses and the impact of cost reductions. At the beginning of the quarter, labor strikes

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unrelated to the Company caused industrial shutdowns in France, negatively impacting Performance Chemicals’ operating profit by approximately $1.7 million. The segment also recorded a favorable net inventory valuation adjustment during the quarter of $1.1 million, compared to a favorable net inventory valuation adjustment of $4.8 million last year.

Engineered Surfaces Segment Results
Net sales for the Engineered Surfaces segment were $52.1 million during the third quarter of 2016, a decrease of $5.2 million, or 9.1%, compared with $57.3 million last year. Volume declined by $3.7 million, or 6.5%, pricing was unfavorable by $0.8 million, or 1.4%, and foreign currency translation was unfavorable by $0.7 million, or 1.2%.
Laminates and Performance Films product line sales were $35.0 million in the third quarter of 2016, a decrease of $0.6 million year-over-year. The overall decline was due to the delayed timing of customer plant start-ups in flooring and customer refurbishment projects in retail store fixtures. However, sales were up in key markets including recreational vehicles, flooring and food service, and the sales pipeline for laminates used in retail store fixtures has grown significantly from last year, which is expected to drive sales and profit growth going forward.
Global Coated Fabrics product line sales were $17.1 million in the third quarter of 2016, down $4.6 million from last year. The decline was due primarily to lower sales into the China automotive market. The Company is transitioning from a previous private label arrangement to expanding its business with local OEM’s and Tier I suppliers in the region. OMNOVA remains optimistic about the long-term growth prospects of the Chinese automotive market.
Segment operating profit for the quarter was $3.9 million, compared to $5.2 million last year. Adjusted Segment Operating Profit was $4.1 million, compared with $6.1 million in the third quarter of last year. (See Tables A and B.) The year-over-year decline was due primarily to the lower sales in China coated fabrics, partially offset by growth in several key markets including recreational vehicles, flooring and food service. There was a favorable net inventory valuation adjustment of $1.0 million for the third quarter of fiscal 2016, compared to a favorable net inventory valuation adjustment of $0.5 million last year.

Outlook
OMNOVA Solutions is making significant progress in implementing its performance improvement strategy. Moving forward, the Company expects that volume and profit growth will be driven by its specialty businesses through the introduction of innovative new products and the strengthened

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capabilities of OMNOVA's commercial team, as well as margin expansion from mix improvement, pricing actions and cost reductions. OMNOVA continues to expect 2016 to be another year of significant growth in Adjusted Earnings Per Diluted Share.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Thursday, September 22, 2016, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the investor relations section of the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, October 12, 2016. A telephone replay also will be available beginning at 1:00 p.m. ET on September 22, 2016, and ending at 11:59 p.m. ET on October 12, 2016. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 401203.

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Non-GAAP and Other Financial Matters

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations, Adjusted Diluted Earnings Per Share, Adjusted EBIT, Net Debt and Adjusted EBITDA which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Presented on Tables E and F is the Company's Net Leverage Ratio calculation (Net Debt / Adjusted EBITDA). Presented on Table G is the Company's Adjusted Return on Invested Capital calculation (Adjusted Net Operating Profit After Tax / Total Debt and Equity). The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net Income

	Three Months Ended		Nine Months Ended
	August 31		August 31
(In millions)	2016	2015	2016	2015
Net Sales
Performance Chemicals
Performance Materials	$71.5	$83.0	$215.5	$252.9
Specialty Chemicals	72.0	70.6	200.0	214.1
Total Performance Chemicals	$143.5	$153.6	$415.5	$467.0
Engineered Surfaces
Coated Fabrics	$17.1	$21.7	$54.5	$65.9
Laminates and Performance Films	35.0	35.6	102.9	105.1
Total Engineered Surfaces	$52.1	$57.3	$157.4	$171.0
Total Net Sales	$195.6	$210.9	$572.9	$638.0
Segment Operating Profit
Performance Chemicals	$17.3	$7.5	$42.4	$27.4
Engineered Surfaces	3.9	5.2	13.8	14.2
Interest expense	(5.9)	(6.8)	(17.4)	(20.5)
Corporate expense	(6.6)	(6.0)	(20.9)	(18.7)
Shareholder activist costs	—	—	—	(1.9)
Operational, administrative, and other improvement costs	—	—	.4	(.4)
Asset impairment	—	—	—	(.6)
Acquisition and integration related expense	(.4)	—	(.4)	(.4)
Deferred financing fees write-off	(1.7)	—	(1.7)	—
Income (Loss) From Continuing Operations Before Income Taxes	6.6	(.1)	16.2	(.9)
Income tax expense (benefit)	1.9	(.5)	5.4	(1.1)
Income from continuing operations	4.7	.4	10.8	.2
Discontinued operations, net of tax	—	—	—	.9
Net Income	$4.7	$.4	$10.8	$1.1
Depreciation and amortization	$6.8	$9.8	$23.5	$23.9
Capital expenditures	$5.8	$4.8	$16.5	$15.3

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Three Months Ended August 31, 2016
					Table A

(In millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$143.5	$52.1	$195.6	$—	$195.6

Segment Operating Profit / Corporate Expense	$17.3	$3.9	$21.2	$(8.7)	$12.5
Interest Expense	—	—	—	(5.9)	(5.9)
Income (loss) From Continuing Operations Before Income Taxes	$17.3	$3.9	$21.2	$(14.6)	$6.6
Management Excluded Items
Restructuring and severance	.2	.2	.4	—	.4
Asset impairment, facility closure costs and other	.6	.3	.9	.1	1.0
Deferred Financing Fees written-off	—	—	—	1.7	1.7
Acquisition and integration related expense	—	—	—	.4	.4
Vacation policy change	(.6)	(.3)	(.9)	(.1)	(1.0)
Subtotal for Management Excluded Items	.2	.2	.4	2.1	2.5
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$17.5	$4.1	$21.6	$(12.5)	$9.1
Tax Expense (30% rate)*					(2.7)
Adjusted Income From Continuing Operations					$6.4
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations					$0.14

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	12.2%	7.9%	11.0%
Segment / Corporate Capital Expenditures	$3.5	$1.8	$5.3	$0.5	$5.8

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$17.5	$4.1	$21.6	$(12.5)	$9.1
Unallocated Corporate Interest Expense	—	—	—	5.9	5.9
Segment / Consolidated Adjusted EBIT	$17.5	$4.1	$21.6	$(6.6)	$15.0
Depreciation and Amortization excluding accelerated depreciation	5.1	1.6	6.7	0.1	6.8
Segment / Consolidated Adjusted EBITDA	$22.6	$5.7	$28.3	$(6.5)	$21.8

Adjusted EBITDA as a % of sales	15.7%	10.9%	14.5%		11.1%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Three months ended August 31, 2015
					Table B

(In millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$153.6	$57.3	$210.9	$—	$210.9

Segment Operating Profit / Corporate Expense	$7.5	$5.2	$12.7	$(6.0)	$6.7
Interest Expense	—	—	—	(6.8)	(6.8)
Income (loss) From Continuing Operations Before Income Taxes	$7.5	$5.2	$12.7	$(12.8)	$(.1)
Management Excluded Items
Restructuring and severance	3.1	—	3.1	.1	3.2
Accelerated depreciation on production transfer	2.9	—	2.9	—	2.9
Operational improvements costs	1.6	—	1.6	—	1.6
Asset impairment, facility closure costs and other	—	.9	.9	—	.9
Subtotal for Management Excluded Items	7.6	.9	8.5	.1	8.6
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$15.1	$6.1	$21.2	$(12.7)	$8.5
Tax Expense (30% rate)*			—		(2.6)
Adjusted Income From Continuing Operations			—		$5.9
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations			—		$0.13

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	9.8%	10.6%	10.1%
Segment / Corporate Capital Expenditures	$2.6	$1.7	$4.3	$.5	$4.8

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$15.1	$6.1	$21.2	$(12.7)	$8.5
Unallocated Corporate Interest Expense	—	—	—	6.8	6.8
Segment / Consolidated Adjusted EBIT	15.1	6.1	21.2	(5.9)	15.3
Depreciation and Amortization excluding accelerated depreciation	5.2	1.4	6.8	0.3	6.9
Segment / Consolidated Adjusted EBITDA	$20.3	$7.5	$28.0	$(5.6)	$22.2

Adjusted EBITDA as a % of sales	13.2%	13.1%	13.3%		10.5%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Nine Months Ended August 31, 2016
					Table C

(In millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$415.5	$157.4	$572.9	$—	$572.9

Segment Operating Profit / Corporate Expense	$42.4	$13.8	$56.2	$(22.6)	$33.6
Interest Expense	—	—	—	(17.4)	(17.4)
Income (loss) From Continuing Operations Before Income Taxes	42.4	13.8	56.2	(40.0)	16.2
Management Excluded Items
Restructuring and severance	2.3	.7	3.0	.1	3.1
Accelerated depreciation on production transfer	3.0	—	3.0	—	3.0
Operational Improvements costs	(.4)	—	(.4)	—	(.4)
Asset impairment, facility closure costs and other	1.7	.4	2.1	.1	2.2
Deferred Financing Fees written-off	—	—	—	1.7	1.7
Corporate Headquarters relocation costs	—	—	—	(.2)	(.2)
Acquisition and integration related expense	—	—	—	.4	.4
Vacation policy change	(1.3)	(1.0)	(2.3)	(.6)	(2.9)
Subtotal for Management Excluded Items	5.3	.1	5.4	1.5	6.9
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$47.7	$13.9	61.6	$(38.5)	$23.1
Tax Expense (30% rate)*					(6.9)
Adjusted Income From Continuing Operations					$16.2
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations					$0.36

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	11.5%	8.8%	10.8%
Segment / Corporate Capital Expenditures	$9.7	$5.1	$14.8	$1.7	$16.5

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$47.7	$13.9	$61.6	$(38.5)	$23.1
Unallocated Corporate Interest Expense	—	—	—	17.4	17.4
Segment / Consolidated Adjusted EBIT	47.7	13.9	61.6	(21.1)	40.5
Depreciation and Amortization excluding accelerated depreciation	14.9	4.7	19.6	0.9	20.5
Segment / Consolidated Adjusted EBITDA	$62.6	$18.6	$81.2	$(20.2)	$61.0

Adjusted EBITDA as a % of sales	15.1%	11.8%	14.2%		10.6%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Nine Months Ended August 31, 2015
					Table D

(In millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$467.0	$171.0	$638.0	$—	$638.0

Segment Operating Profit / Corporate Expense	$27.4	$14.2	$41.6	$(22.0)	$19.6
Interest Expense	—	—	—	(20.5)	(20.5)
Income (loss) From Continuing Operations Before Income Taxes	27.4	14.2	41.6	(42.5)	(.9)
Management Excluded Items
Restructuring and severance	3.6	.5	4.1	.1	4.2
Accelerated depreciation on production transfer	2.9	—	2.9	—	2.9
Operational Improvements costs	4.1	—	4.1	.4	4.5
Asset impairment, facility closure costs and other	—	1.3	1.3	.6	1.9
Environmental costs	—	.2	.2	—	.2
Shareholder activist costs	—	—	—	1.9	1.9
Acquisition and integration related expense	—	—	—	.4	.4
Subtotal for Management Excluded Items	10.6	2.0	12.6	3.4	16.0
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$38.0	$16.2	$54.2	$(39.1)	$15.1
Tax Expense (30% rate)*					(4.5)
Adjusted Income From Continuing Operations					$10.6
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations					$0.23

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	8.1%	9.5%	8.5%
Segment / Corporate Capital Expenditures	$7.7	$5.7	$13.4	$1.9	$15.3

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$38.0	$16.2	$54.2	$(39.1)	$15.1
Unallocated Corporate Interest Expense	—	—	—	20.5	20.5
Segment / Consolidated Adjusted EBIT	38.0	16.2	54.2	(18.6)	35.6
Depreciation and Amortization excluding accelerated depreciation	15.7	4.4	20.1	.9	21.0
Segment / Consolidated Adjusted EBITDA	$53.7	$20.6	$74.3	$(17.7)	$56.6

Adjusted EBITDA as a % of sales	11.5%	12.0%	11.6%		8.9%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Trailing Twelve Months Ended August 31, 2016
					Table E
(In millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$556.6	$216.3	$772.9	$—	$772.9

Segment Operating Profit / Corporate Expense	$30.9	$18.5	$49.4	$(28.1)	$21.3
Interest Expense	—	—	—	(25.2)	(25.2)
Income (loss) From Continuing Operations Before Income Taxes	$30.9	$18.5	$49.4	$(53.3)	$(3.9)
Management Excluded Items
Restructuring and severance	3.0	1.7	4.7	0.1	4.8
Accelerated depreciation on production transfer	5.9	—	5.9	—	5.9
Operational Improvements costs	0.5	—	0.5	—	0.5
Asset impairment, facility closure costs and other	20.1	0.7	20.8	—	20.8
Environmental costs	2.8	—	2.8	—	2.8
Deferred Financing Fees written-off	—	—	—	2.4	2.4
Corporate Headquarters relocation costs	—	—	—	(0.2)	(0.2)
Other financing costs	—	—	—	1.0	1.0
Acquisition and integration related expense	—	—	—	0.4	0.4
Vacation policy change	(1.4)	(1.0)	(2.4)	(0.6)	(3.0)
Subtotal for Management Excluded Items	30.9	1.4	32.3	3.1	35.4
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$61.8	$19.9	$81.7	$(50.2)	$31.5
Tax Expense (30% rate)*					(9.5)
Adjusted Income From Continuing Operations					$22.0
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations					$0.49

*Tax rate is based on the Company's estimated normalized annual effective tax rate.

Adjusted segment operating profit from continuing operations as a % of sales	11.1%	9.2%	10.6%
Segment / Corporate Capital Expenditures	$14.6	$7.8	$22.4	$2.7	$25.1

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$61.8	$19.9	$81.7	$(50.2)	$31.5
Unallocated Corporate Interest (Excluding Debt Premium)	—	—	—	24.2	24.2
Segment / Consolidated Adjusted EBIT	61.8	19.9	81.7	(26.0)	55.7
Depreciation and Amortization excluding accelerated depreciation	20.3	6.3	26.6	1.1	27.7
Segment / Consolidated Adjusted EBITDA	$82.1	$26.2	$108.3	$(24.9)	$83.4

Adjusted EBITDA as a % of sales	14.8%	12.1%	14.0%		10.8%

Net Leverage
Total short and long-term debt (excluding OID of $3.5M)					$517.0
Less Cash and restricted cash					(226.2)
Net Debt (Debt less Cash and restricted cash)					$290.8

Net Leverage Ratio**					3.5 X
** The above calculation is not intended to be used for purposes of calculating debt covenant compliance.

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Trailing Twelve Months Ended August 31, 2015
					Table F
(In millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$648.4	$232.6	$881.0	$—	$881.0

Segment Operating Profit / Corporate Expense	$36.5	$21.2	$57.7	$(26.6)	$31.1
Interest Expense	—	—	—	(30.1)	$(30.1)
Income (loss) From Continuing Operations Before Income Taxes	$36.5	$21.2	57.7	$(56.7)	$1.0
Management Excluded Items
Restructuring and severance	3.7	0.6	4.3	0.1	4.4
Accelerated depreciation on production transfer	3.3	—	3.3	—	3.3
Operational Improvements costs	4.1	—	4.1	0.4	4.5
Asset impairment, facility closure costs and other	—	1.2	1.2	0.6	1.8
Environmental costs	1.0	0.2	1.2	—	1.2
Gain on settlement of note receivable	—	(0.4)	(0.4)	—	(0.4)
Deferred Financing Fees written-off	—	—	—	0.8	0.8
Corporate Headquarters relocation costs	—	—	—	0.2	0.2
Other financing costs	—	—	—	2.4	2.4
Shareholder activist costs	—	—	—	1.9	1.9
Acquisition and integration related expense	—	—	—	0.4	0.4
Subtotal for Management Excluded Items	12.1	1.6	13.7	6.8	20.5
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$48.6	$22.8	71.4	$(49.9)	$21.5
Tax Expense (30% rate)*					(6.4)
Adjusted Income From Continuing Operations					$15.1
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations					$0.34

*Tax rate is based on the Company's estimated normalized annual effective tax rate.

Adjusted segment operating profit from continuing operations as a % of sales	7.5%	9.8%	8.1%
Segment / Corporate Capital Expenditures	$15.1	$7.7	$22.8	$2.5	$25.3

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$48.6	$22.8	$71.4	$(49.9)	$21.5
Unallocated Corporate Interest Expense	—	—	—	30.1	30.1
Segment / Consolidated Adjusted EBIT	48.6	22.8	71.4	(19.8)	51.6
Depreciation and Amortization excluding accelerated depreciation	22.0	5.9	27.9	1.1	29.0
Segment / Consolidated Adjusted EBITDA	$70.6	$28.7	$99.3	$(18.7)	$80.6

Adjusted EBITDA as a % of sales	10.9%	12.3%	11.3%		9.1%

Net Leverage
Total short and long-term debt					$408.2
Less Cash and restricted cash					(101.6)
Net Debt (Debt less Cash and restricted cash)					$306.6

Net Leverage Ratio**					3.8 X
** The above calculation is not intended to be used for purposes of calculating debt covenant compliance.

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Nine Months Ended August 31,2016
			Table G
Adjusted Return on Invested Capital
(In millions)	Trailing Twelve Months Ended	Twelve Months Ended
	August 31,	November 30,
Adjusted Net Operating Profit after Tax	2016	2015	2014
Adjusted Income from Continuing Operations	$22.0	$16.5	$12.9
Interest add back excluding debt premium	24.2	27.3	30.9
Tax effect of interest add back*	(7.3)	(8.2)	(9.3)
Total Adjusted Net Operating Profit after Tax	$38.9	$35.6	$34.5

Debt and Equity
Short-term Debt	$4.0	$2.5	$5.6
Senior Notes	150.0	150.0	200.0
Long-term Debt	359.5	204.2	206.4
Total Shareholders' Equity	130.4	109.1	150.5
Total Debt and Equity	$643.9	$465.8	$562.5

Adjusted Return on Invested Capital	6.0%	7.6%	6.1%

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Notice on Forward-Looking Statements
This press release includes descriptions of OMNOVA’s current business, operations, assets and other matters affecting the Company, as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company, including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, debt and cash levels, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” “committed,” and similar expressions or phrases identify forward-looking statements.
All descriptions of OMNOVA’s current business, operations and assets, as well as all forward-looking statements, involve risks and uncertainties. Many risks and uncertainties are inherent in business generally. Other risks and uncertainties are more specific to the Company’s businesses and strategy, or to any new businesses the Company may enter into or acquire. There also may be risks and

OMNOVA Page 15

uncertainties not currently known to the Company. The occurrence of any such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s business, operations or assets, as well as the Company's results and the value of your investment in the Company. In some cases, such impact could be material. Certain risks and uncertainties facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.
All written and verbal descriptions of OMNOVA’s current business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained or referenced herein. All such descriptions and any forward-looking statement speak only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.
The Company's actual results and the value of your investment in OMNOVA may differ, perhaps materially, from expectations due to a number of risks and uncertainties including, but not limited to: (1) the Company's exposure to general economic, business, and industry conditions; (2) the risk of doing business in foreign countries and markets; (3) changes in raw material prices and availability; (4) the highly competitive markets the Company serves; (5) extraordinary events such as natural disasters, political disruptions, terrorist attacks and acts of war; (6) extensive and increasing United States and international governmental regulation, including environmental, health and safety regulations; (7) the Company's failure to protect its intellectual property or defend itself from intellectual property claims; (8) claims and litigation; (9) changes in accounting policies, standards, and interpretations; (10) the actions of activist shareholders; (11) the Company's inability to achieve, or achieve in a timely manner, the objectives and benefits of cost reduction initiatives; (12) the Company's ability to develop and commercialize new products at competitive prices; (13) the concentration of OMNOVA's Performance Chemicals business and certain Engineered Surfaces market segments, among several large customers; (14) the creditworthiness of the Company's customers; (15) the failure of a joint venture partner to meet its commitments; (16) the Company's ability to identify and complete strategic transactions; (17) the Company’s ability to successfully integrate acquired companies; (18) unanticipated capital expenditures; (19) risks associated with the use, production, storage, and transportation of chemicals; (20) information system failures and breaches in security; (21) continued increases in healthcare costs; (22) the Company's ability to retain or attract key employees; (23) the Company's ability to renew collective bargaining agreements with employees on acceptable terms and the risk of work stoppages; (24) the Company's contribution obligations under its U.S. pension plan; (25) the Company's reliance on foreign financial institutions to hold some of its funds; (26) the effect of goodwill impairment charges; (27) the volatility in the market price of the Company’s common shares; (28) the Company's substantial debt

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OMNOVA Page 16

position; (29) the decision to incur additional debt; (30) the operational and financial restrictions contained in the Company's indenture; (31) a default under the Company's term loan or revolving credit facility; and (32) the Company's ability to generate sufficient cash to service its outstanding debt.
OMNOVA Solutions provides greater detail regarding these risks and uncertainties in its 2015 Form 10-K and subsequent filings, which are available online at www.omnova.com and www.sec.gov.

OMNOVA Solutions Inc. is a global innovator of performance-enhancing chemistries and surfaces used in products for a variety of commercial, industrial and residential applications. As a strategic business-to-business supplier, OMNOVA provides The Science in Better Brands, with emulsion polymers, specialty chemicals, and functional and decorative surfaces that deliver critical performance attributes to top brand-name, end-use products sold around the world. OMNOVA’s sales for the last twelve months ended August 31, 2016 were $773 million. The Company has a global workforce of approximately 1,950. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.
Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31		August 31
	2016	2015	2016	2015
Net Sales	$195.6	$210.9	$572.9	$638.0
Cost of goods sold	143.5	159.4	418.1	491.9
Gross Profit	52.1	51.5	154.8	146.1

Selling, general and administrative	29.3	29.9	91.0	91.7
Depreciation and amortization	6.8	9.8	23.5	23.9
Asset impairment	—	.5	.4	1.1
Restructuring and severance	.4	3.4	3.1	4.5
Interest expense	5.9	6.8	17.4	20.5
Deferred financing write-off costs	1.7	—	1.7	—
Acquisition and integration related expense	.4	—	.4	.4
Other expense, net	1.0	1.2	1.0	4.9
	45.5	51.6	138.6	147.0
Income (Loss) From Continuing Operations Before Income Taxes	6.6	(.1)	16.2	(.9)
Income tax expense (benefit)	1.9	(.5)	5.4	(1.1)
Income From Continuing Operations	4.7	.4	10.8	.2
Discontinued Operations
Total discontinued operations	—	—	—	.9
Net Income	$4.7	$.4	$10.8	$1.1

Income Per Share - Basic
Income per share - continuing operations	$.11	$.01	$.25	$—
Income per share - discontinued operations	—	—	—	.02
Basic Income Per Share	$.11	$.01	$.25	$.02

Income Per Share - Diluted
Income per share - continuing operations	$.10	$.01	$.24	$—
Income per share - discontinued operations	—	—	—	.02
Diluted Income Per Share	$.10	$.01	$.24	$.02

Weighted average shares outstanding - Basic	44.1	45.2	44.0	45.7
Weighted average shares outstanding - Diluted	44.7	45.8	44.4	46.2

OMNOVA SOLUTIONS INC.
Consolidated Balance Sheets
(In Millions, Except Per Share Data)

	August 31,	November 30,
	2016	2015
	(Unaudited)	(Audited)
ASSETS:
Current Assets
Cash and cash equivalents	$70.3	$44.9
Restricted cash	155.9	—
Accounts receivable, net	105.2	105.3
Inventories	80.2	81.9
Prepaid expenses and other	19.6	18.8
Total Current Assets	431.2	250.9
Property, plant and equipment, net	212.7	214.9
Trademarks and other intangible assets, net	58.7	60.9
Goodwill	82.0	80.8
Deferred income taxes	66.8	67.8
Deferred financing fees	7.2	4.7
Other assets	3.7	7.2
Total Assets	$862.3	$687.2
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$4.0	$2.5
Senior notes	150.0	—
Accounts payable	75.5	72.0
Accrued payroll and personal property taxes	25.4	25.0
Employee benefit obligations	3.7	3.2
Accrued interest	4.3	1.1
Other current liabilities	2.7	8.7
Total Current Liabilities	265.6	112.5
Senior notes	—	150.0
Long-term debt - other	359.5	204.2
Postretirement benefits other than pensions	6.7	6.9
Pension liabilities	75.4	84.9
Deferred income taxes	13.3	9.5
Other liabilities	11.4	10.1
Total Liabilities	731.9	578.1
Shareholders’ Equity
Common stock - $0.10 par value; 135 million shares authorized, 48.3 million shares issued as of August 31, 2016 and November 30, 2015	4.8	4.8
Additional contributed capital	339.3	339.7
Retained deficit	(63.1)	(73.9)
Treasury stock at cost; 3.2 million and 3.5 million shares at August 31, 2016 and November 30, 2015	(23.1)	(25.6)
Accumulated other comprehensive loss	(127.5)	(135.9)
Total Shareholders’ Equity	130.4	109.1
Total Liabilities and Shareholders’ Equity	$862.3	$687.2

OMNOVA SOLUTIONS INC.
Consolidated Statements of Cash Flows
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31		August 31
	2016	2015	2016	2015
Operating Activities
Net income	$4.7	$.4	$10.8	$1.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6.8	9.8	23.5	23.9
Impairment of long-lived assets	—	.5	.4	1.1
Amortization of deferred financing fees	2.2	.6	3.1	1.7
Non-cash stock compensation expense	.6	.5	1.8	1.7
Provision for doubtful accounts	—	.1	—	.2
Provision for obsolete inventories	(.4)	(.3)	—	.3
Other	—	—	(.7)	—
Changes in operating assets and liabilities:
Accounts receivable	3.5	13.3	.6	13.9
Inventories	3.3	(2.2)	2.4	(4.2)
Other current assets	6.6	1.6	(1.8)	9.2
Current liabilities	4.8	8.6	11.0	4.0
Other non-current assets	(4.8)	(.8)	(7.1)	(3.2)
Other non-current liabilities	.1	(.8)	3.2	(7.4)
Contributions to defined benefit plan	(5.8)	(4.0)	(6.2)	(4.5)
Net Cash Provided By Operating Activities	21.6	27.3	41.0	37.8
Investing Activities
Capital expenditures	(5.8)	(4.8)	(16.5)	(15.3)
Proceeds from asset sales	—	—	5.3	—
Acquisition of business	—	(5.0)	—	(5.0)
Other	—	—	.1	—
Net Cash Used In Investing Activities	(5.8)	(9.8)	(11.1)	(20.3)
Financing Activities
Proceeds from borrowings	346.5	—	346.5	—
Repayment of debt obligations	(188.7)	(.6)	(190.0)	(1.9)
Short-term debt borrowings	—	3.3	—	12.3
Short-term debt payments	—	(3.6)	—	(14.4)
Payments for debt refinancing	(4.2)	—	(4.2)	—
Restricted cash	(155.9)	—	(155.9)	—
Purchase of treasury shares	(.5)	(4.3)	(.5)	(12.2)
Net Cash Provided By (Used In) Financing Activities	(2.8)	(5.2)	(4.1)	(16.2)
Effect of exchange rate changes on cash	(3.3)	(1.6)	(.4)	0.8
Net Increase In Cash And Cash Equivalents	9.7	10.7	25.4	2.1
Cash and cash equivalents at beginning of period	60.6	90.9	44.9	99.5
Cash And Cash Equivalents At End Of Period	$70.3	$101.6	$70.3	$101.6